SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549


                                   FORM 15

Certification and Notice of Termination of Registration under Section 12(g)
    of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Section 13 and 15(d) of the Securities Exchange Act of 1934.


                      Commission File Number 001-00988


                          THE COLEMAN COMPANY, INC.
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           (Exact name of registrant as specified in its charter)


                         2111 East 37th Street North
                            Wichita, Kansas 67219
                               (316) 832-2700
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        (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                   Common Stock, par value $.01 per share
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          (Title of each class of Securities covered by this Form)


                                    None
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       (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)


      Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

           Rule 12g-4(a)(1)(i)   [ ]   Rule 12h-3(b)(1)(ii)  [ ]
           Rule 12g-4(a)(1)(ii)  [ ]   Rule 12h-3(b)(2)(i)   [ ]
           Rule 12g-4(a)(2)(i)   [ ]   Rule 12h-3(b)(2)(ii)  [ ]
           Rule 12g-4(a)(2)(ii)  [ ]   Rule 15d-6            [ ]
           Rule 12h-3(b)(1)(i)   [x]

      Approximate number of holders of record as of the certification or notice date: 1

      Pursuant to the requirements of the Securities Exchange Act of 1934, The Coleman Company, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


      Date:  February 10, 2000        By: /s/ Steven R. Isko
                                          --------------------------------
                                          Name:  Steven R. Isko
                                          Title: Senior Vice President and
                                                   General Counsel